CONSENT OF EXPERT

The undersigned, on his own behalf and on behalf of Turnberry Projects (Pty) Ltd., hereby consents to the references to, the information derived from, and the incorporation by reference of the report titled “Independent Technical Report on the Waterberg Project Including Mineral Resource Update and Pre-Feasibility Study”, dated effective October 17, 2016, and to the references, as applicable, to the undersigned’s name and to Turnberry Projects (Pty) Ltd. included in or incorporated by reference in the Registration Statement on Form F-3 filed by Platinum Group Metals Ltd., and any amendments or supplements thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended.

/s/ Gordon I. Cunningham
Gordon I. Cunningham
Turnberry Projects (Pty) Ltd.
Date: August 3, 2018